UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)	July 18, 2008
ENERGY CONVERSION DEVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8403	38-1749884
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2956 Waterview Drive, Rochester Hills, MI	48309
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(248) 293-0440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 18, 2008, Energy Conversion Devices, Inc. (the “Company”) and Jay B. Knoll, its Senior Vice President, General Counsel and Chief Administrative Officer, entered into a severance agreement (the “Severance Agreement”) under the Company’s Executive Severance Plan (the “Severance Plan”), which was adopted by the Compensation Committee of the Board of Directors of the Company on July 24, 2007 and filed with the Securities and Exchange Commission on July 30, 2007. The Severance Agreement supersedes the previous severance agreement dated June 5, 2006 between Mr. Knoll and the Company, which was terminated effective upon the execution of the Severance Agreement.

Under the Severance Agreement, Mr. Knoll will be eligible to receive the severance benefits described in the Severance Plan in the event of a “Qualifying Termination” (as defined under the Severance Plan) with a Severance Coverage Period (as defined under the Severance Plan) of 12 months.

In connection with his participation in the Severance Plan, Mr. Knoll was granted 5,000 shares of restricted stock under the Company’s 2006 Stock Incentive Plan (the “Stock Plan”) vesting, subject to continued employment, on the third anniversary of the date of grant. The restricted stock will also vest upon either a “Change in Control” (as defined in the Stock Plan) or a “Qualifying Termination” (as defined in the Severance Plan).

Under the terms of the Severance Agreement, Mr. Knoll has agreed to certain restrictive covenants, including matters pertaining to confidentiality, non-competition, non-solicitation and non-disparagement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Ghazaleh Koefod
Corporate Secretary

Date: July 22, 2008

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